Exhibit (i)(2)

[Letterhead of Sutherland Asbill & Brennan LLP]

FREDERICK R. BELLAMY

DIRECT LINE: 212.383.0126

E-mail: fred.bellamy@sutherland.com

April 29, 2011

M Fund, Inc.

1125 N.W. Couch Street

Suite 900

Portland, OR  97219

RE:	M Fund, Inc.
Form N-1A, SEC File No. 811-09082

Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Counsel” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 21 to the Registration Statement on Form N-1A filed by M Fund, Inc. (File No. 811-09082).  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Frederick R. Bellamy
Frederick R. Bellamy

ATLANTA          AUSTIN          HOUSTON          NEW YORK          WASHINGTON DC